For further information contact:
                                          Steve Bono (COM) 630.630.2150
                                          Ernie Mrozek (CFO)901.766.1268
                                          Steve Preston (EVP) 630.630.2637
                                          Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
January 12, 2004


                         SERVICEMASTER NAMES MROZEK AS
                         -----------------------------
                      PRESIDENT AND CHIEF FINANCIAL OFFICER
                      -------------------------------------

         DOWNERS GROVE, Ill., Jan.12, 2004 - The ServiceMaster Company (NYSE:
SVM) announced today that the President of the firm, Ernie Mrozek, will become President and Chief Financial Officer of the company.
         In addition to his duties as CFO, Mr. Mrozek will continue to have operational responsibility for ServiceMaster Clean, Merry Maids, Furniture Medic and American Mechanical Services. He will also lead safety and training initiatives for the enterprise.
          "Our ability to accelerate execution depends on matching the skills of our leaders with the requirements of the roles," said Jonathan Ward, Chairman and Chief Executive Officer. "Ernie's financial acumen, leadership skills, and detailed knowledge of our service lines, answers our need for a chief financial officer with strong skills and perspective on both fiscal and operational performance. I am pleased that Ernie will continue to partner with me in this critical new role."
         Ernest J. Mrozek, 50, previously served as President and Chief Operating Officer of ServiceMaster Consumer Services. He also held the position of Senior Vice President and Chief Financial Officer of The ServiceMaster Company from 1991-1996.


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          "Filling the CFO position allows us to proceed with our previously announced integration of strategy, process improvement and technology under Steve Preston, EVP and former CFO," continued Ward. "Realigning our current management team's responsibilities will maximize our team's talent and brings a tighter focus on execution. To complete the realignment, the TruGreen Companies, Terminix, American Home Shield and ARS Service Express / Rescue Rooter businesses will report directly to me. The chief operating officer position will not be filled."
         Steven Preston, 43, has served as Chief Financial Officer for ServiceMaster since April 1997. Previously, he was Senior Vice President and Corporate Treasurer for First Data Corporation, Atlanta, Georgia, and prior to that role he was an investment banker at Lehman Brothers.

Company Overview
----------------

         ServiceMaster currently provides outsourcing services for more than
10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

         These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.





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